Exhibit 99.2
JOINT NEWS RELEASE
EQUITABLE AND RANGE AGREE TO DEVELOPMENT PLAN
FOR APPALACHIAN GAS FIELD
(PITTSBURGH) APRIL 16, 2007 — EQUITABLE RESOURCES INC. (NYSE: EQT) AND RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that they have agreed to a development plan for the Nora Field, a gas field located in Southwestern Virginia.
The companies own interests in the Nora Field, which encompasses approximately 1,600 producing wells and more than 300,000 gross acres under lease. Under the plan, Equitable and Range will equalize their interests in the Nora Field, including the producing wells, undrilled acreage and gathering system. To equalize the interests, Range will pay to Equitable and a newly formed gathering joint venture between the companies an aggregate of $315 million, subject to customary adjustments.
Upon completion of the transaction, Equitable will continue to operate the producing wells, manage the drilling operations of all future coal bed methane wells and manage the gathering system. Range will oversee the drilling of formations below the coal bed methane formation, including the tight gas sand formations, shales and deeper formations. The Nora Field contains more than 1,150 producing coal bed methane wells and more than 450 producing tight gas sand wells. Given the size of the field, there is potential to drill nearly 6,000 additional coal bed methane wells and tight gas sand wells.
Also, the Nora Field is located within 10 miles of the Big Sandy shale gas field in Kentucky and West Virginia. Range and Equitable believe there is significant shale gas potential at Nora.
The transaction will allow each company to apply its specific expertise to jointly develop the Field more effectively and at a faster pace. Equitable is an industry leader in Appalachian coal bed methane operations. Additionally, Equitable has extensive pipeline assets and expertise throughout the Appalachian Basin in the area of pipeline construction and natural gas transmission. Conversely, Range has drilled thousands of tight gas sand wells in the Appalachian Basin and is developing and drilling several shale gas plays across five basins, including the Appalachian Basin.
Both companies have executed the definitive agreements covering the transaction. The transaction closing, subject to Hart-Scott-Rodino clearance, is anticipated to occur in May.
“We are enthusiastic about the expansion of an already productive relationship with Range Resources,” said Murry S. Gerber, chairman and CEO, Equitable Resources. ”Together, we will accelerate the development of the Nora Field at a much faster pace than we could otherwise do on our own.”
Commenting on the announcement, John H. Pinkerton, Range’s president and CEO, said, “This is a win-win transaction combining the strengths of both organizations. The Nora Field has tremendous untapped potential, and this transaction establishes the blue print to unlock the value by aligning both companies’ interest and focusing each company on what it does best. We look forward to working with Equitable’s well-qualified team to quickly initiate the Nora Field development plan in what is an extraordinary opportunity for both companies.”
EQUITABLE RESOURCES (NYSE: EQT) is an integrated energy company with emphasis on Appalachian area natural gas supply, transmission and distribution. RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.

Disclosures in this news release that are not historical information, including those relating to the pending transaction, may contain forward-looking statements, such as the timing of development and future expenses as falls within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements assume that the conditions to closing the transaction are satisfied and that the transaction is consummated, and are based on other assumptions and estimates that both management teams believe are reasonable, based on currently available information; however, assumptions and future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that the transaction will be consummated or that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties. Neither company undertakes an obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in either company’s filings with the Securities and Exchange Commission.
2007-12

Equitable Contacts:	Patrick Kane, Investors or Analysts
(412) 553-7833

Patricia Kornick, Media
(412) 553-5738

Range Contacts:	Rodney Waller, Senior Vice President
David Amend, IR Manager
Karen Giles, Sr. IR Specialist
(817) 870-2601
www.rangeresources.com

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